Exhibit 99.1

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000
For more information:	FOR IMMEDIATE RELEASE
Joe Weigel	July 13, 2017
Director of Communications (317) 972-7006 Direct jweigel@celadongroup.com

CELADON GROUP ANNOUNCES EXECUTIVE TEAM CHANGES

•  Paul Svindland to be appointed Chief Executive Officer
•  Michael Miller, current lead independent director, to become Chairman of the Board

INDIANAPOLIS –July 13, 2017 – Celadon Group, Inc. (“Celadon” or the “Company”) (NYSE: CGI) today announced the appointment of Paul C. Svindland as Chief Executive Officer (“CEO”), effective on or about July 24.  Mr. Svindland, who was unanimously appointed by the Company’s Board of Directors (the “Board”), succeeds Paul Will, who will retire as CEO and Chairman of the Board (“Chairman”).  Mr. Svindland will also serve as a member of the Board.  Mr. Will will serve as a consultant to the Company through July 2018.

Management Changes
Mr. Svindland will officially join Celadon after transitioning from his prior employer.  Mr. Svindland currently serves as Chairman and Chief Executive Officer of Farren International Holdings, Inc., a private equity backed holding company for multiple trucking companies, since its merger with EZE Trucking Holdings, Inc. in July 2016. Prior to the merger, Mr. Svindland served as Chief Executive Officer of EZE Trucking Holdings, Inc. since April 2014. Prior to joining EZE, he served as Executive Vice President and Chief Operating Officer at Pacer International, a leading intermodal and logistics provider that was publicly traded prior to being acquired by XPO Logistics, Inc. Prior to Pacer International, Mr. Svindland was a Managing Director of AlixPartners LLP, a global business-advisory firm, where he co-led the global transportation and logistics practice, working with carriers and shippers, to improve their overall operational and financial performance. He joined AlixPartners in October 2006 as a Director and was promoted to Managing Director in December 2009. From 2000 to October 2006, he worked for ICG Commerce (now a part of Accenture), a leading sourcing, procurement, and logistics outsourcing company where he led the firm's global logistics practice. Mr. Svindland's experience also includes several years in management roles with Maersk Inc., the world's largest steamship line. Mr. Svindland serves on the Boards of Suntecktts, HwyTribe and The Salzberg Program at The Whitman School of Management, Syracuse University. Mr. Svindland earned a Bachelor of Science degree from Syracuse University School of Management and an MBA from The Wharton School of Business, University of Pennsylvania.

The Company also announced that Michael Miller, the lead independent director of the Board and Chairman of the Compensation Committee, will replace Mr. Will as Chairman. Mr. Miller has been a director of the Company since February 1992 and, in addition to chairing the Compensation Committee, has served as a member of the Audit Committee and the Nominating and Corporate Governance Committee.  Mr. Miller is expected to serve as Chairman during a search process for additional independent directors, including a new Board Chair.

With regard to the CEO change, Mr. Miller stated, “On behalf of the entire organization, I would like to thank Paul Will for his service and dedication to Celadon over the past 24 years.  Paul has been an invaluable team member at Celadon, and the Company has seen many significant achievements under his leadership during the past four and a half years.  Paul and the rest of the Board have been working collaboratively on succession planning for more than a year, and this change reflects our mutual determination that we have found the right person to provide new leadership.  We appreciate Paul’s cooperation and enthusiasm throughout this process, and his steadfast resolve in helping to transition leadership during this critical time.”

Mr. Miller continued, “We believe Mr. Svindland is an excellent addition to our Company, especially in light of his extensive experience in helping drive operational and financial improvements at transportation companies.  We believe his experience, energy, and perspective will help guide Celadon toward achieving our strategic initiatives and enhancing stockholder value.  Given his background and the insight he has already offered, we fully expect Mr. Svindland to hit the ground running.  As the newly appointed independent Chairman, I also look forward to working with Mr. Svindland and the rest of the Board in setting the forward agenda for the Company.”

Mr. Will stated, “I have thoroughly enjoyed my career at Celadon, and it has been an honor to work alongside and serve our employees, professional drivers, and stockholders.  For this reason, I felt it was important for me to work with my fellow Board members to allow an effective transition of duties and the appointment of the right leader to take Celadon into its next chapter.  I firmly believe that Mr. Svindland is the right person for this role."

Mr. Svindland said, “I have spent most of my career helping transportation companies realize their true potential.  With its large asset base, broad international network, niche businesses, and dedicated associates, I believe Celadon has tremendous untapped opportunity.  I look forward to working closely with Jon Russell, Doug Schmidt, the rest of the management team, and our strong corps of employees and professional drivers to capitalize on this opportunity.  I would not have accepted this position if I did not truly believe that I would have a meaningful impact on the Company’s trajectory and help enhance value for all stakeholders.”

Inducement Award
The Company also announced the grant of certain equity awards to Mr. Svindland in connection with his appointment as CEO, which will become effective upon the commencement of his employment.  The equity awards were approved by the Board’s Compensation Committee in reliance on the employment inducement exception to shareholder approval provided under New York Stock Exchange Listing Rule 303A.08, which requires public announcement of inducement awards.  The terms of the equity awards are as follows:

•	200,000 shares of restricted stock, which are fully vested but subject to a two-year holding period.
•
200,000 shares of restricted stock, which are fully vested but subject to a holding period that will lapse upon the earliest to occur of (i) the second anniversary of the grant date, (ii) the termination of Mr. Svindland by the Company without “Cause” (as defined in his employment agreement), and (iii) Mr. Svindland terminating his employment for “Good Reason” (as defined in his employment agreement) within 12 months following a “Change in Control” (as defined in his employment agreement).

•
100,000 shares of time vesting restricted stock, which will vest in equal quarterly installments beginning on the second anniversary of the grant date, with all shares fully vesting on the fourth anniversary of the grant date.

•
100,000 shares of performance vesting restricted stock, which will vest upon the first to occur of the following: (i) a sale of the Company at a price per share in excess of the price per share on the date of issuance of the award, (ii) a consolidated operating ratio for any fiscal year equal to or lower than 95%, and (iii) the closing price of the Company's common stock is $8.00 or greater for twenty consecutive trading days.  Unvested shares will expire and be forfeited upon the earlier of (x) termination of employment and (y) five years after the date of issuance.

•
Non-qualified stock options covering 200,000 shares, 70,000 of which have an exercise price equal to the closing trading price on the date of the grant, 70,000 of which have an exercise price equal to the closing trading price on the date of the grant plus one dollar, and 60,000 of which have an exercise price equal to the closing trading price on the date of the grant plus two dollars.  The options vest in one-third installments on each of the second, third, and fourth anniversaries of the grant date.

•
If Mr. Svindland’s employment is terminated by the Company without Cause or by Mr. Svindland for Good Reason, and such termination occurs within six months prior to, or within twelve months following, a Change in Control, all unvested equity awards will automatically vest.

The other terms and conditions of the awards are generally consistent with those in the Company’s 2006 Omnibus Incentive Plan, as amended.

About Celadon
Celadon Group, Inc. (www.celadongroup.com), through its subsidiaries, provides long haul, regional, local, dedicated, intermodal, temperature-protect, flatbed, and expedited freight service across the United States, Canada, and Mexico. The Company also owns Celadon Logistics Services, which provides freight brokerage services, freight management, as well as supply chain management solutions, including logistics, warehousing, and distribution.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases, including “expects,” “expected,” “will,” “would be,” “intends,” “believes,” and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, statements relating to future achievement of strategic initiatives, future enhancements of stockholder and other stakeholder value, future opportunities for the Company, and future impacts on the Company’s trajectory, among others, are forward-looking statements.   Actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider factors that could impact results as provided in various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.

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